UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Nuveen Real Asset Income and Growth Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen Real Asset Income & Growth Fund (JRI)

VOTE FOR YOUR QUALIFIED TRUSTEES ON THE WHITE PROXY CARD	The Board unanimously recommends that ALL shareholders vote on the WHITE proxy card FOR the Fund’s four (4) qualified nominees.

Joanne T. Medero JRI Independent Trustee Since 2021

• 35+ years of experience in public policy, law, corporate governance and govt. relations

• Leadership roles at BlackRock, Barclays Group, the Commodity Futures Trading Commission and The White House

Albin F. Moschner JRI Independent Trustee Since 2016

• 29+ years of experience in strategy advisory and technology

• C-suite executive roles protecting shareholder value at Northcroft Partners, Leap Wireless International, Verizon Communications, One Point Communications and more

Use the WHITE proxy card to vote FOR the Fund’s nominees and protect your fund and investment.

Do NOT sign or return the GOLD proxy card sent to you by Saba, as this will cancel your prior vote for the Board’s nominees on the WHITE proxy card. Only your latest dated proxy will count at the meeting.

Loren M. Starr JRI Independent Trustee Since 2022

• 33+ years of public company experience with deep financial expertise

• Former Vice Chair and Former CFO of Invesco, Former CFO of Janus Capital Group

• Leadership roles at Morgan Stanley and Putnam Investments

Matthew Thornton III JRI Independent Trustee Since 2020

• 33+ years of public company experience overseeing large complex business units across FedEx in highly regulated industries

• Former Executive VP and COO of Fedex Freight who managed strategy and operational excellence

• Public board experience in corporate governance, audit/compliance and risk management

Your qualified Trustees collectively possess over 130 years of investment management and business leadership experience. They are committed to protecting and advancing the interests of all shareholders by achieving the fund’s investment objectives, driving performance over the lifetime of the fund, delivering reliable income, and implementing optimal corporate governance practices.

Saba Capital Management, L.P. (“Saba”) is attempting to undermine your Fund and your investment by replacing your experienced Trustees with its own, unqualified nominee—with no board experience and no closed-end fund expertise or other U.S. mutual fund expertise—who may place Saba’s interests above yours, possibly disrupting the Fund’s objectives and hurting its ability to perform over the long term and deliver consistent distributions.

Vote Online	Vote by Phone	Vote by Mail

Using the website provided on your WHITE proxy card and following the simple instructions	By calling the toll-free number on your WHITE proxy card and following the simple instructions	By completing and returning your WHITE proxy card in the postage page envelope provided

If you have any questions about the proposals or the voting instructions, please feel free to contact Georgeson LLC, the Fund’s proxy solicitor, at 866-357-3956.

JRI421 - 33781 - Z86937